Exhibit 16.1
KPMG LLP
303 East Wacker Drive
Chicago, IL 60601-5212
August 14, 2009
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Calamos Asset Management, Inc. and, under the date of March 13, 2009, we reported on the consolidated financial statements of Calamos Asset Management, Inc. as of and for the years ended December 31, 2008 and 2007, and the effectiveness of internal control over financial reporting as of December 31, 2008. On August 10, 2009, we were dismissed. We have read Calamos Asset Management, Inc.’s statements included under Item 4.01 of its Form 8-K dated August 14, 2009, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that the audit committee of Calamos Asset Management, Inc. approved our dismissal on August 10, 2009, or the statements regarding McGladrey & Pullen LLP.
Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.